Exhibit 21.1

SUBSIDIARIES OF COTERRA ENERGY INC.

Big Sandy Gas Company
BEC Texas LLC
Blue Devil LLC
Blue Steel LLC
Bruin Exploration LLC
BWNR, LLC
Cabot Pipeline Holdings LLC
Cimarex Energy Co
Cimarex Energy of Colorado
Cimarex Gas Gathering, Inc
Cimarex Resolute LLC
Cody Energy LLC
COG Finance Corporation
COG Holdings LLC
Conmag Energy Corp
Doblique Energy Corp
GasSearch Drilling Services Corporation
Hick Acquisition Company I, Inc.
Hunter Resources Inc.
Key Production Company
Magnum Hunter Production, Inc
Oklahoma Gas Processing, Inc
Prize Energy Resources Inc
Resolute Natural Resources Company, LLC
Resolute Natural Resources Southwest, LLC
Resolute Northern Rockies, LLC
Resolute Wyoming, Inc.
Susquehanna Real Estate I Corporation
WYNR, LLC